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                                                                     EXHIBIT 8.1


                      [LETTERHEAD OF O'MELVENY & MYERS LLP]



                                  June 14, 2002



Nissan Auto Receivables Corporation II
Nissan Motor Acceptance Corporation
Nissan Auto Receivables Trusts
990 West 190th Street
Torrance, California 90502

        Re: Nissan Auto Receivables Corporation II
            Nissan Motor Acceptance Corporation
            Nissan Auto Receivables Trusts
            Registration Statement on Form S-3
            Registration No. 333-87970

Ladies and Gentlemen:

        We have acted as special counsel to Nissan Auto Receivables Corporation II ("NARC II"), a Delaware corporation and wholly-owned limited purpose subsidiary of Nissan Motor Acceptance Corporation, a California corporation ("NMAC"), and certain trusts, each of which will be owned initially by NARC II (together with NARC II, each an "Issuer"), in connection with the Issuer's proposed issuance of $12,189,009,000 aggregate principal amount of asset-backed notes (the "Notes") and/or asset-backed certificates (the "Certificates") to be offered pursuant to a registration statement on Form S-3 (such registration statement, as amended, the "Registration Statement") relating to the Notes and Certificates. The Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations promulgated thereunder.

        The Notes for each series will be issued under and pursuant to an indenture between the Issuer and the Indenture Trustee (as defined in the indenture). The indenture, in the form filed with the Securities and Exchange Commission on June 14, 2002 as an exhibit to the Registration Statement, is referred to hereinafter as the "Indenture." The Certificates for each series will be issued under and pursuant to a pooling and servicing agreement among the Issuer, NMAC and the Trustee (as defined in the pooling and servicing agreement) or a trust agreement between the Issuer and the Owner Trustee (as defined in the trust agreement). The pooling and servicing agreement, in the form filed with the Securities and Exchange Commission on June 14, 2002 as an exhibit to the Registration Statement, is referred to hereinafter as the "Pooling and Servicing Agreement." The trust agreement, in the form filed with the Securities and Exchange


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Commission on June 14, 2002 as an exhibit to the Registration Statement, is referred to hereinafter as the "Trust Agreement."

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of the Issuer, the Indenture, the Pooling and Servicing Agreement, the Trust Agreement, the form of Notes included as an exhibit to the Indenture, the forms of Certificates included as exhibits to the Pooling and Servicing Agreement or the Trust Agreement, and such other records, documents and certificates of the Issuers and public officials and other instruments as we have deemed necessary for the purpose of this opinion. In addition, we have assumed that each of the Indenture, the Pooling and Servicing Agreement and the Trust Agreement, as applicable, and as completed for each series, will be duly executed and delivered by each of the respective parties thereto; that the Notes and Certificates, as applicable, and as completed for each series, will be duly executed and delivered substantially in the forms contemplated by the Indenture, the Pooling and Servicing Agreement or the Trust Agreement, as applicable; and that the Notes and Certificates for each series will be sold as described in the Registration Statement.

        The law covered by this opinion is limited to the present federal law of the United States and the laws of the State of California, including relevant provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, administrative determinations and the legislative history as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, that might result in modifications of our opinion. We express no opinion as to the laws of any other jurisdiction and, unless otherwise specified, no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority of any jurisdiction.

        This opinion is furnished by us as special counsel for NARC II or NMAC and may be relied upon by you only in connection with the transactions contemplated by Indenture, the Pooling and Servicing Agreement, or the Trust Agreement, as applicable. It may not be used or relied upon by you for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent. This opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention, or any changes in laws which may hereafter occur.

        As special tax counsel to the Issuers, we have advised the Issuers with respect to certain federal income tax aspects of the proposed issuance of the Notes and the Certificates after the date hereof as described in the Registration Statement. Such advice has formed the basis for the description of selected federal income tax consequences for holders of the Notes and Certificates that appears under the heading "Material Income Tax Consequences" in the Prospectus. Such description does not purport to discuss all possible income tax ramifications of the proposed issuance of the Notes and Certificates, but with respect to those federal income tax consequences which are discussed, in our opinion, the description is accurate.


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        We consent to the filing of this letter as an exhibit to the
Registration Statement and to the reference to this firm under the heading "Material Income Tax Consequences" in the Prospectus and the Prospectus Supplement, without admitting that we are "experts," within the meaning of the 1933 Act or the rules or regulations of the Securities and Exchange Commission thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                            Respectfully submitted,

                                            /s/  O'MELVENY & MYERS LLP